                                                                       Exhibit 2


                            COLONIAL BANKSHARES, INC.
                               STOCK ISSUANCE PLAN


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.        Introduction.........................................................1
2.        Definitions..........................................................1
3.        Number of Shares to be Offered.......................................6
4.        Independent Valuation and Purchase Price of Shares...................6
5.        Method of Offering Shares and Rights to Purchase Stock...............7
6.        Additional Limitations on Purchases of Common Stock.................11
7.        Payment for Stock...................................................13
8.        Manner of Exercising Subscription Rights Through Order Forms........14
9.        Undelivered, Defective or Late Order Form; Insufficient Payment.....15
10.       Completion of the Stock Offering....................................16
11.       Market for Common Stock.............................................16
12.       Stock Purchases by Management Persons After the Stock Offering......16
13.       Resales of Stock by Directors and Officers..........................16
14.       Stock Certificates..................................................16
15.       Restriction on Financing Stock Purchases............................17
16.       Stock Benefit Plans.................................................17
17.       Post-Stock Issuance Filing and Market Making........................17
18.       Payment of Dividends and Repurchase of Stock........................17
19.       Stock Offering Expenses.............................................18
20.       Employment and Other Severance Agreements...........................18
21.       Residents of Foreign Countries and Certain States...................18
22.       Interpretation......................................................18
23.       Amendment or Termination of the Plan................................19

1.       Introduction

         This Stock Issuance Plan (the "Plan") provides for the offer and sale of up to 49.9% of the Common Stock of Colonial Bankshares, Inc., a federal corporation (the "Holding Company"), in the Stock Offering. The Common Stock will be offered on a priority basis to depositors, the Tax-Qualified Employee Plans of Colonial Bank, FSB (the "Bank"), and certain voting members of Colonial Bankshares, MHC, with any remaining shares offered to the public in a Community Offering or a Syndicated Community offering, or a combination thereof. The Stock Offering will be conducted in accordance with 12 C.F.R. Part 563g, Part 575 and to the extent applicable, Form OC of the Regulations. Upon completion of the Stock Offering, Colonial Bankshares, MHC (the "MHC") will continue to own at least a majority of the Common Stock of the Holding Company.

2.       Definitions

         As used in this Plan, the terms set forth below have the following meanings:

         Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company ("other party") shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

         Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

         Application: The Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company to be submitted by the Holding Company to the OTS in connection with the Stock Offering.

         Associate: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate. For purposes of ss.ss. 563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505 of the Regulations, a Person who has a substantial beneficial interest in a Tax-Qualified or Non-Tax Qualified Employee Plan, or who is a trustee or a fiduciary of the plan, is not an associate of the plan. For purposes of ss. 563b.370 of the Regulations, a Tax-Qualified Employee Plan is not an associate of a Person; (iii) any Person who is related by blood or marriage to such Person and (a) who lives in the same house as the Person; or
(b) who is a director or senior officer of the Bank, the Holding Company, the MHC or a subsidiary thereof.

         Bank:  Colonial Bank, FSB

         Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

         Common Stock: Common stock, par value $0.10 per share, issuable by the Holding Company in connection with the Stock Offering, including securities convertible into Common Stock, pursuant to its stock charter.

         Community: The New Jersey Counties of Cumberland and Gloucester
Counties.

         Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering. The Community Offering may include a Syndicated Community Offering or public offering.

         Control: (including the terms "controlling," "controlled by" and "under common control with") means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise as described in Part 574 of the Regulations.

         Conversion Transaction: A conversion of the MHC from the mutual to the stock form of organization.

         Deposit Account(s): Any withdrawable account as defined in Section
561.42 of the Regulations, and shall include all demand deposit accounts as defined in Section 561.16 of the Regulations and certificates of deposit.

         Effective Date: The date upon which all necessary approvals have been obtained to complete the Stock Offering, and the Stock Offering has been completed.

         Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

         Eligibility Record Date: October 31, 2003, the date for determining who qualifies as an Eligible Account Holder of the Bank.

         Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Holding Company.

         ESOP:  The Bank's employee stock ownership plan and related trust.

         Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         FDIC:  The Federal Deposit Insurance Corporation.

         HOLA:  The Home Owners' Loan Act, as amended.

         Holding Company: Colonial Bankshares, Inc., the federal corporation which will be majority-owned by the MHC after the completion of the Stock Offering and which will own 100% of the common stock of the Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

         Independent Appraiser: The appraiser retained by the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

         Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or director.

         Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

         MHC: Colonial Bankshares, MHC, the mutual holding company of the Holding Company.

         Minority Ownership Interest: The shares of the Holding Company's Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

         Minority Stockholder: Any owner of the Holding Company's Common Stock, other than the MHC.

         Non-Voting Stock: Any Capital Stock other than Voting Stock.

         Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

         Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

         Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Holding Company to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

         Other Member: Any Person, other than an Eligible Account Holder or a Supplemental Eligible Account Holder, holding a Qualifying Deposit on the Other Member Record Date and any borrower from the Bank as of January 2, 2003 who continues to maintain such borrowing as of the Other Member Record Date.

         Other Member Record Date: The last day of the month immediately preceding the month in which OTS approval of the Stock Offering is obtained.

         OTS:  The Office of Thrift Supervision, and any successor thereto.

         Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

         Plan:  This Stock Issuance Plan.

         Qualifying Deposit: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date, or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, or of an Other Member on the Other Member Record Date, as the case may be, provided such aggregate balance is not less than $50.

         Regulations: The rules and regulations of the OTS, including the OTS rules and regulations regarding mutual holding companies.

         Reorganization: The 2003 reorganization of the Bank into the mutual holding company structure.

         Resident: The terms "resident," "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Holding Company and the Bank.

         SEC:  The Securities and Exchange Commission.

         Stock Offering: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering or a Syndicated Community Offering.

         Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 5.A of this Plan.

         Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank.

         Supplemental Eligibility Record Date: The last day of the calendar quarter immediately preceding approval of the Plan by the OTS.

         Syndicated Community Offering: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

         Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term "Non-Tax-Qualified Employee Plan" means any stock benefit plan which is not so qualified under Section 401 of the Internal Revenue Code.

         Voting Stock:

     (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

          (i) To vote for or to select directors of the Bank or the Holding Company; and

          (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

     (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

          (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

          (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

          (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

     (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.       Number of Shares to be Offered

         The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Boards of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

4.       Independent Valuation and Purchase Price of Shares

         All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

         Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS regulations. The Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Holding Company.

         Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

         Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

         The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and non-assessable.

         If there is a Community Offering or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be the Actual Purchase Price which will be equal to the purchase price per share at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering or Syndicated Community Offering will be subject to the same limitations as shares sold in the Subscription Offering.

5.       Method of Offering Shares and Rights to Purchase Stock

         In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in a Community Offering or a Syndicated Community Offering. The Holding Company and the Bank may use one or more investment banking firms to sell on a best efforts basis shares of Common Stock in the Subscription Offering or Community Offering and may pay a commission or fee to such investment banking firm(s) for such services, and reimburse such investment banking firm(s) for their expenses incurred in connection with the sale of Common Stock. The minimum purchase by any Person shall be 25 shares. The Holding Company shall determine in its sole discretion whether each prospective purchaser is a "resident," "associate," or "acting in concert" as defined in the Plan, and shall interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

         In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS. The priorities for the purchase of shares in the Stock Offering are as follows:

A.       Subscription Offering


         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 6; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 6. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these deposits are subordinate to the subscription rights of other Eligible Account Holders.


         Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the shares offered in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 6, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 10% of the Common Stock issued in the Stock Offering may be sold to the Tax-Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.


         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 6; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 6. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Priority 4: Other Members. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, each Other Member shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Other Member and the denominator is the total amount of Qualifying Deposits of all Other Members, in each case on the Other Members Record Date and subject to the provisions of Section 6; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 6. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, is in excess of the total shares offered in the Stock Offering, the subscriptions of Other Members will be allocated among subscribing Other Members so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Other Member whose subscription remains unfilled in the proportion that such Other Member's subscription bears to the total amount of subscriptions of all subscribing Other Members whose subscriptions remain unfilled.

B.       Community Offering


         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Community Offering may include a syndicated community offering managed by such investment banking firm(s). The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No Person may purchase more than $150,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in
Section 6. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and thereafter to cover orders of other members of the general public. In the event orders for Common Stock exceed the number of shares available for sale in a category pursuant to the distribution priorities described above, shares will be allocated within the category so that each member of that category will receive 1,000 shares and thereafter on an equal number of shares basis per order.


         The Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 5(B).

C.       Syndicated Community Offering

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. The Holding Company and the Bank may pay a commission or other fee to the selling group of broker-dealers as to shares sold by such firms in any Syndicated Community Offering, and may also reimburse such firms for expenses incurred in connection with the sale. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The

Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 6.


         If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Board of Directors of the Holding Company will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

6.       Additional Limitations on Purchases of Common Stock

         Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

     A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

     B. The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $150,000. No Person by himself, or with an Associate or group of Persons acting in concert, may purchase more than $250,000 of the Common Stock offered in the Stock Offering, except that: (i) the Holding Company may, in its sole discretion and without further notice to, or solicitation of, subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the Stock Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 6(B) shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

     C. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

     D. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

     E. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering.

     F. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Holding Company at the conclusion of the Stock Offering.

     G. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

     H. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 30% of the outstanding shares of Common Stock held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or paragraph I. below, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

     I. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 30% of the stockholders' equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

     J. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     K. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

     L. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

         Subscription rights afforded under this Plan and by OTS regulations are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan.

         Each Person purchasing Common Stock in the Stock Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in this Plan. All questions concerning whether any Persons are Associates or a group acting in concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Holding Company and the Bank in their sole discretion. Such determination shall be conclusive, final and binding on all persons, and the Holding Company and the Bank may take any remedial action including, without limitation, rejecting the purchase or referring the matter to the OTS for action, as the Holding Company and the Bank may in their sole discretion deem appropriate.

7.       Payment for Stock

         All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Holding Company and the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Holding Company; provided, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares at the Actual Purchase Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

         Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. The Bank or the Holding Company will pay interest, at a rate no less than the Bank's passbook rate, for all amounts paid by check or money order to purchase Common Stock. Such interest will be earned from the date payment is received by the Bank or the Holding Company until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

8.       Manner of Exercising Subscription Rights Through Order Forms

         As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the OTS and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available to those persons that purchase Common Stock in the Community Offering.

         Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

     A. A specified date by which all order forms must be received by the Holding Company or the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Holding Company or the Bank, and which date will constitute the termination of the Subscription Offering;

     B. The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

     C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

     D. Instructions as to how the recipient of the order form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

     F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company or the Bank within the subscription period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

     G. A statement to the effect that the executed order form, once received by the Holding Company or the Bank, may not be modified or amended by the subscriber without the consent of the Holding Company or the Bank.

         Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

9.       Undelivered, Defective or Late Order Form; Insufficient Payment

         In the event order forms (a) are not delivered and are returned to the Holding Company or the Bank by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or the Bank or are received by the Holding Company or the Bank after the expiration date specified thereon, (c) are completed or executed incorrectly or defectively, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

10.      Completion of the Stock Offering

         The Stock Offering will be terminated if not completed within 90 days from the date on which the prospectus is declared effective by the OTS unless an extension is approved by the OTS.

11.      Market for Common Stock

         If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

     (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and

     (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq quotation system.

12.      Stock Purchases by Management Persons After the Stock Offering

         For a period of three years after the Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

     A. Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

     B. Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

13.      Resales of Stock by Directors and Officers

         Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of a Management Person or an Associate.

14.      Stock Certificates

         Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 13 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

15.      Restriction on Financing Stock Purchases

         The Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

16.      Stock Benefit Plans

         The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering, subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares issued in the Stock Offering. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering, or to purchase issued and outstanding shares of Common Stock in the open market or from authorized but unissued shares of Common Stock or treasury shares from the Holding Company subsequent to the completion of the Stock Offering; provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Holding Company, this Plan also specifically authorizes the Holding Company to grant awards under one or more stock benefit plans, including stock recognition and award plans and stock option plans, in an amount up to 25% of the shares of Common Stock held by persons other than the MHC.

17.      Post-Stock Issuance Filing and Market Making

         If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

18.      Payment of Dividends and Repurchase of Stock

         The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under ss. 567.2 of the Regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with ss. 563b.520 of the Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with ss. 563b.510 and ss. 563b.515 of the Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under ss. 563b.450 of the Regulations. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to any notice or approval requirements of the OTS under the Regulations, the MHC may waive its right to receive dividends declared by the Holding Company.

19.      Stock Offering Expenses

         The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Stock Offering will be reasonable.

20.      Employment and Other Severance Agreements

         Following or contemporaneously with the Stock Offering, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers that provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The significant terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS.

21.      Residents of Foreign Countries and Certain States

         The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

22.      Interpretation

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

23.      Amendment or Termination of the Plan

         If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Holding Company's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS.


Dated:  November 1, 2004, as amended March 1, 2005 and May 11, 2005.